Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)

Neighborhood Intelligence, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rules 457(c) and (f)(1)	8,183,304(1)	N/A	$25,984,551.60(2)	0.00013810	$3,588.47	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$25,984,551.60		$3,588.47
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,588.47

(1)
Represents the estimated maximum number of shares of common stock, par value $0.0001 per share (the “NXH Common Stock”), of the registrant, Neighborhood Intelligence, Inc. (“NXH”), to be issued upon the completion of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 16, 2026 (as amended by the Amendment thereto, dated as of August 14, 2026, the “Merger Agreement,” and such transactions collectively, the “Merger”), by and among NXH, Fathom Merger Sub, Inc. and Fathom Holdings Inc. (“Fathom”). This number is estimated solely for the purpose of calculating the registration fee and is based on (i) 36,597,960, the estimated maximum number of shares of common stock, no par value per share (“Fathom Common Stock”), of Fathom issued and outstanding or issuable or expected to be exchanged (including in respect of Fathom restricted stock, restricted stock units and performance stock units outstanding as of the initial filing of this registration statement) in connection with the Merger, multiplied by (ii) 0.2236, the initial exchange ratio under the Merger Agreement.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price $25,984,551.60 of the shares of NXH Common Stock was calculated based upon the market value of shares of NXH Common Stock and is equal to the product of (i) $0.71, the average of the high and low prices of a share of  Fathom Common Stock as reported on the Nasdaq Capital Market on August 12, 2026, and (ii) 36,597,960, the estimated maximum number of shares of Fathom Common Stock issued and outstanding or issuable or expected to be exchanged (including in respect of Fathom restricted stock, restricted stock units and performance stock units outstanding as of the initial filing of this registration statement) in connection with the Merger.